Exhibit 10.43
PRIVATE AND CONFIDENTIAL
[ Name ]
LivaNova Plc
20 Eastbourne Terrace
London
W2 6LG
[ Date ]
Dear [ Name ],
Letter of appointment
The Board of Directors / Shareholders of LivaNova PLC (the “Company”) on [ Date ] appointed / re-elected you as a member of the board of directors (the “Board”). In addition, the Board [ appoined / ratified [ Position ] [Board / Committee ].
Your appointment and re-appointment commenced on [ Date ] and shall continue until the conclusion of the Company’s [ Year ] Annual General Meeting, subject to the earlier termination by the Company:
1)For disqualification for any of the grounds set out in Article 30.1 of the Company’s articles of association, as amended from time to time; and/or

2)On the grounds of the commission by you of any serious or repeated breach or non-observance of your obligations to the Company (which includes an obligation not to breach your statutory, fiduciary or common-law duties).
You will be expected to devote such time as is necessary for the proper performance of your duties
By accepting this appointment, you agree that this letter is a contract for services and is not a contract of employment and you confirm that you are not subject to any restrictions which prevent you from holding office as a director.

Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and you and the Company irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute
LivaNova PLC            T +44 20 3325 0660
Registered in England and Wales    www.livanova.com
Registered No. 09451374
4th Floor,
20 Eastbourne Terrace,
London W2 6LG
United Kingdom

or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).
Please indicate your acceptance of these terms by signing and returning the attached copy of this letter to the Board.

Yours sincerely __________________________________

For and on behalf of LIVANOVA PLC

Name: Damien McDonald
Title: Director and Chief Executive Officer

I confirm and agree to the terms of my appointment as a non-executive director of LivaNova PLC as set out in this letter.

__________________________________
Name:
Date:

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